Exhibit 10.2

W. R. BERKLEY CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
WHEREAS, W. R. Berkley Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), currently maintains and sponsors the W. R. Berkley Corporation Deferred Compensation Plan for Directors (the “Plan”), a nonqualified defined contribution plan intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which each member of the Company’s Board of Directors (the “Board”) is entitled to defer the payment of all or a portion of the retainer and/or meeting fees otherwise payable to such person for serving on the Board; and
WHEREAS, Section 16 of the Plan provides that the Plan may be amended by the Board at any time and for any reason; provided, however, that in no event shall any amendment adversely affect the rights of any participant to the benefit accrued under the Plan prior to such amendment without the written consent of such participant; and
WHEREAS, the Company now desires to amend the Plan to discontinue all future elective deferrals of retainer and/or meeting fees otherwise payable to such persons then serving on the Board and prohibit any additional directors from becoming eligible to participate in the Plan.
NOW, THEREFORE, pursuant to the authority reserved to the Company, the Plan is hereby amended as follows, effective as of December 31, 2020:
1. Section 2 of the Plan is hereby amended by adding the following sentence at the end of such section:
Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 2), any member of the Board who has not satisfied the participation requirements of this Section 2 and become a Participant on or before December 31, 2020 shall not qualify as a Participant at any time thereafter.
2. Section 3 of the Plan is hereby amended by adding the following paragraph at the end of such section:
Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 3), effective for calendar years commencing after December 31, 2020, no additional deferrals of retainer and/or meeting fees otherwise payable to any member of the Board shall be permitted by any Participant and any deferral election in respect of any calendar year commencing on or after January 1, 2021 is void and of no effect.  The provisions of this paragraph are intended to limit participation in the Plan to those eligible Board members who have satisfied the requirements of Section 2 on or before December 31, 2020 and to freeze each Participant’s Deferred Compensation Account as of such date (adjusted for any future earnings on such account as provided in Section 6 hereof), and this paragraph shall be interpreted and administered to accomplish this result to the extent of any Plan provision to the contrary.

IN WITNESS WHEREOF, this Amendment to the Plan is hereby executed on behalf of the Company as of the 11th day of December, 2020.

W. R. BERKLEY CORPORATION

By:	/s/ Philip S. Welt
Name: Philip S. Welt
Title: Executive Vice President- General Counsel and Secretary